Exhibit 3.53

3497127

ENDORSED - FILED in the office of the Secretary of State of the State of California AUG 14 2012

ARTICLES OF INCORPORATION

OF

BMC REALTY ADVISORS, INC

I: The name of the corporation (hereinafter referred to as the “corporation”) is:

BMC REALTY ADVISORS, INC

II: The existence of the corporation is perpetual.

III: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

IV: The name of the corporation’s initial agent for service of process within the State of California in accordance with the provisions of subdivision (b) of Section 1502 of the Corporations Code of the State of California is Corporation Service Company which will do business in California as CSC-Lawyers Incorporating Service.

V: The total number of shares which the corporation is authorized to issue is 1500, all of which are of one class and have a par value of $0.00 each, and all of which are Common shares.

Signed August 14, 2012

Corporation Service Company, Incorporator

BY: /s/ Tracy Tuyen
Tracy Tuyen, Assistant Secretary

I hereby certify that the foregoing transcript of page(s) is a full true and correct copy of the original record in the custody of the california Secretary of State’s office

AUG 14 2012

Date:
/s/ Debra Bowen
DEBRA BOWEN, Secretary of State